As filed with the Securities and Exchange Commission on February 12, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Patriot Coal Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-5622045 (I.R.S. Employer Identification No.)
12312 Olive Boulevard, Suite 400
St. Louis, Missouri 63141
(Address of Principal Executive Offices) (Zip Code)
Patriot Coal Corporation 401(k) Retirement Plan
(Full title of the plan)
Joseph W. Bean, Esq.
Senior Vice President, General Counsel & Corporate Secretary
Patriot Coal Corporation
12312 Olive Boulevard, Suite 400
St. Louis, Missouri 63141
(Name and address of agent for service)
(314) 275-3600
(Telephone number, including area code, of agent for service)
Copy to:
R. Randall Wang, Esq.
Bryan Cave LLP
211 North Broadway, Suite 3600
St. Louis, Missouri 63102-2750
Phone: (314) 259-2000
Fax: (314) 259-2020
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be	offering price per	aggregate offering	registration
to be registered	registered(1)(2)	share(3)	price(3)	fee(3)
Common Stock, $0.01 par value, and Preferred Share Purchase Rights(4)	3,000,000	$5.095	$15,285,000	$600.70

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2) In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of Common Stock of the Registrant
(3) Estimated solely for the purpose of determining the registration fee in accordance with Rules 457(c) and 457(h)(1) of the Securities Act of 1933 based on the average of the high and low sale prices of the Registrant’s Common Stock on February 6, 2009, as reported by the New York Stock Exchange.
(4) Each share of Common Stock issued, par value $0.01, also represents one Preferred Share Purchase Right. Preferred Share Purchase Rights currently cannot trade separately from the underlying Common Stock and, therefore, do not carry a separate price or necessitate an additional registration fee.

EXPLANATORY NOTE
Patriot Coal Corporation (the “Registrant” or “Company”) is filing this Registration Statement on Form S-8 with respect to making available for investment by participants under Registrant’s 401(k) Retirement Plan (the “Plan”) 3,000,000 shares of Patriot common stock, $0.01 par value (the “Common Stock”), to be purchased in the open market. Such shares are only authorized for issuance to eligible employees who elect to invest in the Patriot Coal Corporation Stock Fund pursuant to the terms of the Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees of the Patriot Coal Corporation 401(k) Retirement Plan (the “Plan”) as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Patriot Coal Corporation (the “Registrant” or “Company”) with the Commission are hereby incorporated by reference:
(i)	The Registrant’s Annual Report filed on Form 10-K for the fiscal year ended December 31, 2007, filed March 14, 2008 (File No. 001-33466);

(ii)	The Registrant’s Quarterly Reports filed on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008 (File No. 001-33466);

(iii)	The Registrant’s Current Reports on Form 8-K dated March 7, 2008 and filed on March 10, 2008; dated April 2, 2008 and filed on April 2, 2008; dated April 2, 2008 and filed on April 8, 2008; dated April 7, 2008 and filed on April 8, 2008; dated May 12, 2008 and filed on May 12, 2008; dated May 8, 2008 and filed on May 13, 2008; dated May 20, 2008 and filed on May 21, 2008; dated May 21, 2008 and filed on May 22, 2008; dated May 19, 2008 and filed on May 23, 2008; dated May 28, 2008 and filed on May 28, 2008; dated May 28, 2008 and filed on May 29, 2008; dated June 10, 2008 and filed on June 10, 2008; dated July 23, 2008 and filed on July 28, 2008 (including the historical financial statements included in the Registrant’s Form S-4/A (File No. 333-150897) filed on June 18, 2008); dated December 15, 2008 and filed on December 19, 2008; dated January 30, 2009 and filed on February 4, 2009; dated February 5, 2009 and filed on February 6, 2009; and dated February 6, 2009 and filed on February 10, 2009 (File No. 001-33466); and

(iv)	The description of the Registrant’s Common Stock and Preferred Share Purchase Rights contained in the Company’s Registration Statement on Form 10, as amended, filed on October 12, 2007, as updated by the Information Statement filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, dated October 23, 2007 and filed on October 24, 2007, including any amendments or reports filed for the purpose of updating such description (File No. 001-33466).
     All documents subsequently filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents (but this shall not include any information that is merely furnished to the Commission). Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4. Description of Securities.
     The securities to be offered are registered under Section 12 of the Exchange Act and, accordingly, no description is provided hereunder.
Item 5. Interest of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Delaware law provides that, among other things, a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than actions by or in the right of the corporation, i.e. a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.
     The Company’s certificate of incorporation and by-laws require indemnification to the fullest extent permitted by Delaware law. The Company has also obtained directors’ and officers’ liability insurance providing coverage to its officers and directors.
     In connection with the Company’s indemnification procedures and policies and the rights provided for by its certificate of incorporation and by-laws, the Company has entered into indemnification agreements with each of its directors and certain officers. Pursuant to those indemnification agreements, to the fullest extent permitted by Delaware law, the Company has agreed to indemnify those persons against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the indemnified person is or was or has agreed to serve at the request of the Company as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent (which, for purposes of the indemnification agreements, includes a trustee, partner, manager or a position of similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The indemnification provided by these agreements is from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified person or on his or her behalf in connection with the action, suit or proceeding and any appeal therefrom, but shall only be provided if the indemnified person acted in good faith and in a manner the indemnified person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe the indemnified person’s conduct was unlawful. The Company’s certificate of incorporation and the indemnification agreements require the advancement of expenses incurred by officers and directors in relation to any action, suit or proceeding.
     Delaware law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (1) for any transaction from which the director derives an improper personal benefit, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of Delaware law (certain illegal distributions), or (4) for any breach of a director’s duty of loyalty to the corporation or its stockholders. The Company’s certificate of incorporation includes such a provision.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     (a) The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Index is incorporated herein by reference.
     (b) The Company hereby undertakes that it will submit, or has submitted, in a timely manner, the Plan and any amendment thereto, to the Internal Revenue Service (the “IRS”) for purposes of obtaining a determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code of 1986, as amended, and has made or will make all changes required by the IRS in order to qualify the Plan.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on this 12th day of February, 2009.

PATRIOT COAL CORPORATION
By:	/s/ Richard M. Whiting
Richard M. Whiting
Chief Executive Officer and Director

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard M. Whiting, Mark N. Schroeder and Joseph W. Bean, or any of them, his or her attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments, documents and instruments in connection therewith) to this Registration Statement with respect to the Patriot Coal Corporation 401(k) Retirement Plan, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission (or any other governmental regulatory authority), granting unto each of said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Richard M. Whiting Richard M. Whiting	Chief Executive Officer and Director (Principal Executive Officer)	February 12, 2009
/s/ Mark N. Schroeder Mark N. Schroeder	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 12, 2009
/s/ Irl F. Engelhardt Irl. F. Engelhardt	Chairman of the Board and Director	February 12, 2009
J. Joe Adorjan	Director	February 12, 2009

/s/ B.R. Brown B.R. Brown	Director	February 12, 2009
/s/ John F. Erhard John F. Erhard	Director	February 12, 2009
/s/ Michael P. Johnson Michael P. Johnson	Director	February 12, 2009
/s/ John E. Lushefski John E. Lushefski	Director	February 12, 2009
/s/ Michael M. Scharf Michael M. Scharf	Director	February 12, 2009
/s/ Robb E. Turner Robb E. Turner	Director	February 12, 2009
/s/ Robert O. Viets Robert O. Viets	Director	February 12, 2009

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on February 12, 2009.

PATRIOT COAL CORPORATION 401(K) RETIREMENT PLAN
By:	/s/ Joseph W. Bean
Joseph W. Bean
Senior Vice President, General Counsel & Corporate Secretary

INDEX TO EXHIBITS

Exhibit
Number	Exhibit
4.1	Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on October 25, 2007, File No. 001-33466).

4.2	Amended and Restated By-Laws (Incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed on October 25, 2007, File No. 001-33466).

4.3
Rights Agreement, dated October 22, 2007, between the Registrant and American Stock Transfer & Trust Company (Incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed on October 25, 2007, File No. 001-33466), as amended by First Amendment to Rights Agreement, dated April 2, 2008 (Incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed on April 8, 2008, File No. 001-33466).

4.4
Certificate of Designations of Series A Junior Participating Preferred Stock (Incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed on November 6, 2007, File No. 001-33466).

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (included on signature page).

*	Denotes filed or furnished herewith.